Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of August 15, 2005 (the “Effective Date”), between News America Incorporated, a Delaware corporation (the “Company”), and Roger Ailes (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement between the Company and the Executive dated as of May 12, 2003 (the “Prior Agreement”);

WHEREAS, the Company desires to continue such employment relationship and enter into this Agreement, which will supersede the Prior Agreement and set forth the terms and conditions under which the Executive will continue to serve the Company, its parent, News Corporation, and its affiliates; and

WHEREAS, the Executive wishes to continue his employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties. The Company agrees to employ the Executive as Chairman and Chief Executive Officer of Fox News Channel (the “News Channel”) and Fox Business Channel (the “Business Channel”), as Chairman of Fox Television Stations (“FTS”) and Twentieth Century Fox Television (Syndication) (“TCFTV”), and as Editor-in-Chief of Fox News.com, and the Executive agrees to accept such employment for the Term of Employment as hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall have the title and the duties of Chairman and Chief Executive Officer of the News Channel and the Business Channel, Chairman of FTS and TCFTV, and Editor-in-Chief of Fox News.com.

In performing his duties hereunder, the Executive shall report directly to the Chairman and Chief Executive Officer and President and Chief Operating Officer of News Corporation. In conformity with budgets approved by the Chief Executive Officer of News Corporation, the Executive shall have the authority and perform such duties for (i) the News Channel and Business Channel as shall be consistent with the authority and duties of a chairman and chief executive officer including the right to hire and fire employees (including an executive assistant) and (ii) FTS and TCFTV as shall be consistent with the authority and duties of a chairman. Executive’s duties will include direction of affiliate sales and advertising sales (subject to coordinating such activities with similar activities conducted by other Fox Television entities) and content and format of the News Channel and Business Channel and Fox News.com. In connection with performing his duties under this Agreement, the Executive shall be a Senior Advisor to the Chairman and Chief Executive Officer and President and Chief Operating Officer of News Corporation on television and all broadcast, cable news, business news and internet matters. During the Term of Employment, subject to the provisions of Section 6(d) hereof, the Executive shall devote all of his business time and attention and give his best efforts and skill to furthering the business and interests of the Company. If requested, Executive agrees to serve without additional compensation as a director and/or committee member of the News Channel, the Business Channel, FTS, TCFTV and any other subsidiaries and affiliates of News Corporation.

In his capacities under this Agreement, including as a director, Executive shall be indemnified,

defended and held harmless for any and all claims as against the Company and Executive and will be insured under News Corporation’s Directors and Officers Liability Insurance Policy. This insurance and/or indemnification will include the provision of legal representation and the payment of damages.

2. Term. “Term of Employment” as used herein shall mean the period commencing on the date hereof and ending on August 14, 2010, provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from the date hereof through the effective date of such earlier termination.

3. Compensation.

(a) Base Salary and Minimum Bonus. As compensation for his services, Executive shall be paid, and agrees to accept, a base salary at an annual rate of $5,000,000 (the “Base Salary”), to be paid in the same manner as other senior executives of the Company are paid. If the Executive is employed on June 30, 2006, June 30, 2007, June 30, 2008, June 30, 2009 and June 30, 2010, on each such date the Executive shall be entitled to a minimum bonus of $1,000,000 (“Minimum Bonus”), and, other than the “Special” Bonuses provided under Section 3(b), (c) and (d) hereof, any additional bonus in excess of the Minimum Bonus shall be in the sole discretion of the Company. The payments to be made to the Executive pursuant to this Agreement shall be subject to deductions as shall be required to be withheld by applicable law and regulations.

(b) Special Bonus.

(i)	Executive shall be entitled to receive from the Company a special bonus (the “Special Bonus”) in accordance with the following schedule and terms and conditions, and examples of the calculation of the Special Bonus are set forth in Attachment I hereto:

(A)	Special Bonus Schedule

Fiscal Year Ended June 30	Low End EBITDA	High End EBITDA	High End Special Bonus
2006	$200,000,000	$300,000,000	$2,500,000
2007	$225,000,000	$325,000,000	$3,000,000
2008	$250,000,000	$400,000,000	$4,500,000
2009	$350,000,000	$550,000,000	$5,500,000
2010	$375,000,000	$575,000,000	$6,500,000

(B)	If the earnings before interest, taxes, depreciation and amortization of the News Channel, as determined by the Company consistent with past practice (excluding the expensing or employee stock options and/or grants) applied in accordance with the Company’s normal practice and policies (“EBITDA”), for any fiscal year during the Term of Employment is not less than the High End EBITDA, then Executive shall be entitled to receive a Special Bonus equal to the High End Special Bonus for such fiscal year.

(C)	If the EBITDA for fiscal years 2006 and 2007 during the Term of Employment is equal to or greater than the Low End EBITDA but less than the High End EBITDA, then Executive shall be entitled to receive a Special Bonus equal to $1.8 million plus the product of (1) a fraction, the numerator of which is the amount by which the EBITDA for such fiscal year exceeds the Low End EBITDA for such fiscal year and the denominator of which is the High End EBITDA less the Low End EBITDA for fiscal years 2006 and 2007, multiplied by (2) the sum of the High End Special Bonus minus $1.8 million.

(D)	If the EBITDA for fiscal year 2008 during the Term of Employment is equal to or greater than the Low End EBITDA but less than the High End EBITDA, then Executive shall be entitled to receive a Special Bonus equal to $2.5 million plus the product of (1) a fraction, the numerator of which is the amount by which the EBITDA for such fiscal year exceeds the Low End EBITDA for such fiscal year and the denominator of which is the High End EBITDA less the Low End EBITDA for fiscal year 2008, multiplied by (2) the sum of the High End Special Bonus minus $2.5 million.

(E)	If the EBITDA for fiscal year 2009 during the Term of Employment is equal to or greater than the Low End EBITDA but less than the High End EBITDA, then Executive shall be entitled to receive a Special Bonus equal to $2.8 million plus the product of (1) a fraction, the numerator of which is the amount by which the EBITDA for such fiscal year exceeds the Low End EBITDA for such fiscal year and the denominator of which is the High End EBITDA less the Low End EBITDA for fiscal year 2009, multiplied by (2) the sum of the High End Special Bonus minus $2.8 million.

(F)	If the EBITDA for fiscal year 2010 during the Term of Employment is equal to or greater than the Low End EBITDA but less than the High End EBITDA, then Executive shall be entitled to receive a Special Bonus equal to $3.1 million plus the product of (1) a fraction, the numerator of which is the amount by which the EBITDA for such fiscal year exceeds the Low End EBITDA for such fiscal year and the denominator of which is the High End EBITDA less the Low End EBITDA for fiscal year 2010, multiplied by (2) the sum of the High End Special Bonus minus $3.1 million.

(G)	If the EBITDA for any fiscal year during the Term of Employment is not equal to or greater than the Low End EBITDA, then Executive shall not be entitled to receive a Special Bonus for such fiscal year.

(H)	The Special Bonus, if any, shall be payable within twenty days after the determination of EBITDA for the fiscal year then ended and shall be in addition to, and not in lieu of, or considered an advance in respect of, any other bonus that Executive may be entitled to receive pursuant to this Agreement.

(ii)	If, during the Term of the Employment, the News Channel commences or acquires another business, is involved in a reorganization, or any similar event occurs which has the effect of changing in a material respect the EBITDA of the News Channel as calculated under this Agreement, Executive and the Company will agree to adjustments in the amount and in the manner in which the EBITDA of the News Channel is calculated.

(c) Signing Bonus. On the date that this Agreement is signed, the Executive shall receive 333,333 Restricted Stock Units (the “Bonus RSUs”). Twenty percent (20%) of the Bonus RSUs shall vest on each of August 15, 2006, August 15, 2007, August 15, 2008, August 15, 2009 and August 15, 2010. At the Company’s discretion, settlement for any of the vested Bonus RSUs shall be in shares of News Corporation’s Class A Common Stock (the “Common Stock”) or in cash equal to the fair market value of the shares of Common Stock subject to the vested Bonus RSUs or a combination of cash and shares of Common Stock. Notwithstanding anything to the contrary contained herein (capitalized terms not already defined shall have the meanings set forth in Section 7 hereof) any unpaid Bonus RSUs shall be paid within 15 business days of the Executive’s death, disability or termination of the Executive’s employment by the Company without Cause. The Bonus RSUs shall be granted under, and in accordance with the terms of, News Corporation’s 2005 Long-Term Incentive Plan, except as otherwise stated herein.

(d) New Duties Incentive Compensation. Under this agreement, Executive has agreed to undertake new duties. In recognition the Company shall provide incentive compensation under the following terms: The Executive shall be entitled to receive shares of Common Stock (the

“Bonus Stock”) at such time that each of the following events occur: (i) 333,333 shares upon the earlier of (A) when the Business Channel launches and is available to no fewer than 30,000,000 cable and satellite subscribers or (B) when the fair market value of the Business Channel (the “Business Channel Fair Market Value”), as determined by an investment banking firm upon the launch of the Business Channel and thereafter as requested by the Executive (but no more than two times in any calendar year after the date of launch), equals or exceeds the cumulative net cash (including operating expenses and capital expenditures) invested by the Company in the Business Channel, as set forth in the Company’s books and records in accordance with United States generally accepted accounting principles (the “Business Channel Cost”); provided however that if the Company instructs Executive to incur operating expenses or make capital expenditures in excess of those set forth in the Business Channel’s budget and business plan, such operating expenses or capital expenditures will be excluded from the Business Channel Cost for purposes of this Agreement, and, for purposes of this clause (i)(B), the investment banking firm will only consider valuations of cable channels of comparable size in determining the Business Channel Fair Market Value; and (ii) 333,333 shares when the Business Channel Fair Market Value equals or exceeds two times the Business Channel Cost. In the event that Executive’s employment is terminated by the Company due to death, disability or without Cause, then the Business Channel Fair Market Value shall be determined as of the date of termination to determine whether Executive is entitled to receive the Bonus Stock as provided in clause (ii) of the preceding sentence. If, as of December 31, 2006, the Business Channel is not launched, then Executive and the Company agree to negotiate in good faith an alternative structure to replace the “New Duties Incentive

Compensation” Bonus with the same level of payments based on a mutually agreeable standard of Executive performance and/or earnings and/or asset value of entities for which Executive is responsible. The Bonus Stock shall be granted under, and in accordance with the terms of, News Corporation’s 2005 Long-Term Incentive Plan, except as otherwise stated herein.

4. Other Benefits. The Executive shall be entitled to the following benefits (collectively, the “Benefits”):

(a) The Executive shall be entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans, presently in effect or hereafter adopted, applicable generally to the highest level of senior executives of the Company . In addition, for as long as he lives, whether or not he is employed by the Company, the Executive will be entitled to participate in, and the Company will pay for, such group medical, dental, disability and life insurance and other similar benefit plans, presently in effect or hereafter adopted, applicable generally to the highest level of senior executives of the Company; provided that the Company shall not be required to continue to provide the benefits under this Section 4(a) if such benefits are provided to Executive by another employer.

(b) In order to facilitate the Executive’s performance of his duties, the Company shall provide him with the use of an automobile and driver, which driver shall be selected by Executive. If it is necessary for the Executive to travel for the performance of his duties he shall be provided with a private jet to do so by the Company. In the Company’s discretion upon Executive’s request, the Executive shall be permitted to use a jet owned by News Corporation for business travel or a chartered jet selected by and arranged for by the Executive and approved by the Deputy Chief Financial Officer of News Corporation. Further, the Company shall provide security services reasonably selected by Executive for the protection of Executive and his family.

(c) Executive shall be entitled to four weeks vacation during each year of his employment hereunder.

5. Business Expenses. During the Term of Employment, the Executive shall be reimbursed for all expenses reasonably incurred by him in connection with his performance of his duties hereunder.

6. Confidentiality; Restriction on Competition; Etc.

(a) The Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information except (a) in the course of carrying out his duties under this Agreement or (b) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. For purposes of this Section 6(a), “Confidential Information” shall mean all information that is not known or available to the public concerning the business of the Company, the Fox Television Group, or News Corporation and its subsidiaries relating to its products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or entertainment industry shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by the Executive of the provisions of this Section 6(a).

(b) The relationship between the parties hereto is exclusively that of employer and employee, and the obligations of the Company, to the Executive are exclusively contractual in nature. The Company or such of its affiliates as shall be designated shall be the sole owner of all the fruits and proceeds of the Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, patents, tradenames, trademarks, packages, programs, promotions and other intellectual properties which the Executive may create in connection with his services hereunder and during the Term of Employment, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to compensation hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

(c) Upon termination of his employment, the Executive will immediately surrender and turn over to the Company all books, forms, records, customer lists and all other papers and writings relating to the Company and News Corporation and all other property belonging to the Company that are then in his possession, other than (i) personal notes, calendars, Rolodexes and diaries and (ii) any document or other item that he is prohibited from turning over pursuant to an order of a court of law or other governmental body with apparent jurisdiction to issue such order.

(d) During the Term of Employment (unless terminated by Employer with Cause), Executive will not, in any manner directly or indirectly, engage in any business which competes with businesses in which the Company or any of its affiliates is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged; provided, however, that nothing herein contained shall prohibit the Executive from owning not more than five (5%) of the outstanding stock of any publicly held corporation.

7. Termination of Employment.

(a) Termination Due to Death. In the event the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)	Base Salary through the date of death;

(ii)	full minimum bonus for the fiscal year in which Executive’s death occurs, and one-half of minimum bonus for next fiscal year, to be paid in the same manner as such payments were previously made;

(iii)	exercise any stock options, including any unvested stock options which shall immediately vest as of the date of the Executive’s death, exercisable for a period of twelve months following such date;

(iv)	payment of any unvested Bonus RSUs in accordance with Section 3(c) hereof and Bonus Stock, if any, in accordance with Section 3(d) hereof; and

(v)	other or additional benefits in accordance with applicable plans and programs of the Company.

(b) Termination Due to Disability. In the event the Executive’s employment is terminated due to his Disability (as defined below), he shall be entitled in such case to the following:

(i)	Base Salary through the date that is the one year anniversary of the date of termination, to be paid in the same manner as such payments were previously made;

(ii)	full minimum bonus for the fiscal year in which termination due to Disability occurs; and one-half of minimum bonus for next fiscal year, to be paid in the same manner as such payments were previously made;

(iii)	the right to exercise any stock options, including any unvested stock options which shall immediately vest as of the date of the Executive’s termination due to Disability, for a period of twelve months following such date;

(iv)	payment of any unvested Bonus RSUs in accordance with Section 3(c) hereof and Bonus Stock, if any, in accordance with Section 3(d) hereof;

(v)	continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination of his employment due to Disability in accordance with the terms of such plans; and

(vi)	other or additional benefits in accordance with applicable plans and programs of the Company.

For the purposes of this Section 7(b), “Disability” shall mean the Executive’s inability to substantially perform his duties under this Agreement for a period of 120 consecutive days. Notice of termination by reason of Executive’s disability may be sent by the Company any time after said 120 day period. In the event there should be a disagreement between the Executive and the Company as to whether Executive is disabled within the meaning of this subsection, an impartial physician agreed upon by the parties shall determine the issue of Executive’s disability, or in the absence of such an agreement, then each party shall select a physician, and the physicians selected by the parties shall jointly select an impartial physician, and the three physicians shall by a majority determine the issue of Executive’s Disability. The determination of the single impartial physician or majority determination of three physicians, as applicable, shall be final and binding upon the parties hereto.

(c)	Termination for Cause.

(i)	For the purposes of this Agreement, “Cause” shall mean:

(A)	the Executive is convicted of a felony involving moral turpitude;

(B)	the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in harm to the Company; or

(C)	the Executive breaches any material affirmative or negative covenant or undertaking hereunder, which breach is not cured within fifteen days after written notice to the Executive specifying such breach.

Except as is expressly set forth above, the termination of Executive’s employment by the Company shall not be considered to be for “Cause,” including a termination that results from a disagreement between the Executive and the Company as to policies or judgments made by Executive in good faith.

(ii)	A Termination for Cause shall be communicated by a written Notice of Termination to the Executive, which Notice of Termination shall set forth the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

(iii)	In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to Base Salary through the date of the termination of his employment for Cause.

(d) Termination Without Cause by Company. The Company may, for any reason, terminate the Executive’s employment hereunder at any time. If the Executive’s employment is terminated pursuant to this Section 7(d) the Executive shall be entitled to, as severance, the following amounts and other benefits:

(i)	the Base Salary plus the minimum bonuses provided for in Section 3(a) for the period from the date of termination to the end of the Term of Employment; payable in a lump sum, after applying a discount rate of 8% (eight percent) per annum from the date that such payments would have been made if the termination had not occurred, within five business days of such termination;

(ii)	if Executive’s employment is terminated under this Section (d), during the period from the date of termination to the end of the Term of Employment Executive shall be entitled to receive a payment equal to one-half of each of the High End Special Bonus payments as referred to in Section 3(a), which amount shall be payable to the Executive in the same manner as payments of the Special Bonus were previously made ;

(iii)	any unvested stock options shall immediately vest as of the date of the Executive’s termination without Cause and Executive shall have the right to exercise any stock options for a period of twelve months following the date of the Executive’s termination without Cause; and

(iv)	payment of any unvested Bonus RSUs in accordance with Section 3(c) hereof and Bonus Stock, if any, in accordance with Section 3(d) hereof.

(e) No Mitigation. In the event of termination of Executive’s employment hereunder by the Company for reasons other than cause, Executive shall be under no obligation to seek other employment, nor shall he be prohibited from pursuing other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment Executive may obtain.

(f) Expiration of Term of Employment. If, at the end of the Term of Employment, Executive ceases to be employed by the Company and is not employed by any of the Company’s affiliates, any unvested Options that had been granted to Executive prior to the end of the Term of Employment shall immediately vest as of such date and Executive shall have the right to exercise any Options for a period of twelve months following such date.

8. Condition of and Survival of Agreement. In the event that the Company shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred.

9. Right to Use Name. The Company shall have the right to use the Executive’s biography, name and likeness in connection with its businesses, subject to Executive’s approval, including in advertising its products and services, but not for use as a direct or indirect endorsement.

10. Conflict and Standards Policies. Executive agrees to abide by the provisions of any conflict of interest and broadcast standards policies of the Company from time to time in effect during the Term of Employment and the News Corporation Standards of Business Conduct.

11. Arbitration. Any controversy arising out of or relating to this Agreement, including any modification or amendment thereof, shall be resolved by arbitration in the City of New York, pursuant to the rules then obtaining of the American Arbitration Association under the auspices of the American Arbitration Association or such other tribunal as the parties may mutually agree shall determine such controversy or disputes. The arbitration shall be conducted before a single arbitrator agreed by the parties or, in the absence of such agreement, before a panel of three arbitrators who shall be selected as follows: each party shall select an arbitrator and the two arbitrators shall jointly select a third arbitrator. The parties agree that the arbitrators sitting in any controversy shall have no power to alter or modify any express provision of this Agreement, or to make any award which by its terms causes such alteration or modification. The parties consent to the application of the New York or Federal Arbitration Statutes and to the jurisdiction of the Supreme Court of the State of New York, and of the United States District Court of the Southern District of New York, for judgment on an award and for all other purposes in connection with said arbitration and further consent that any notice, process or notice of motion or other application to either of said Courts or Judges thereof, or of any notice in connection with any arbitration hereunder, may be served in or out of the State or Southern District of New York by certified or registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance is allowed, or in such other manner as may be permitted under applicable arbitration rules or of either of said Courts. Judgment upon the award rendered may be entered by any Court having jurisdiction. If Executive breaches any of his obligations under Section 6 hereof relating to confidentiality and restriction on competition, and a remedy at law or equity would be available but for the provisions of this Section 11, those remedies will remain available notwithstanding this Section.

12. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by registered mail or certified mail, return receipt requested, postage prepaid, as of the date so mailed, as follows (or to such other or additional addresses as either party shall designate by notice in writing in accordance herewith, except that notices of change of address shall not be deemed given until received):

If to the Executive:

Roger Ailes

1211 Avenue of the Americas

New York, NY 10036

with a copy to

Leahey & Johnson, P.C.

120 Wall Street

New York, New York 10005

Attention: Peter James Johnson, Jr., Esq.

If to the Company:

News America Incorporated

1211 Avenue of the Americas

New York, New York 10036

Attention: Group General Counsel

                 News Corporation

13. Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws.

14. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said conditions or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

15. Assignment. Neither party shall have the right, subject to Section 8 hereof, to assign the Executive’s rights and obligations with respect to his actual employment duties without the prior consent of the other party.

16. Entire Agreement; Existing Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth. The parties agree and acknowledge that the Prior Agreement is hereby cancelled and shall have no further force or effect.

17. No Prior Agreements. The Executive represents and warrants that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may prevent or otherwise conflict with, the full performance of his obligations an duties under this Agreement. The Executive agrees to indemnify and hold the Company harmless from any claims, costs or liabilities resulting from a breach of the foregoing representation.

18. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:	/s/ Lawrence A. Jacobs
Name:	Lawrence A. Jacobs
Title:	SEVP

/s/ Roger Ailes
ROGER AILES

GUARANTEE

For value received, the undersigned hereby guarantees the obligations of News America Incorporated under the foregoing Employment Agreement.

NEWS CORPORATION

By:	/s/ Lawrence A. Jacobs

ATTACHMENT I

For purposes of illustration only, set forth are examples of the calculation of the Special Bonus determined in accordance within Section 3(b)(i) of the Agreement:

1.	Assuming that EBITDA for 2006 is $175,000,000, then Executive shall not be entitled to receive a Special Bonus.

2.	Assuming that EBITDA for 2006 is $325,000,000, then Executive shall be entitled to receive a Special Bonus equal to $2,500,000.

3.	Assuming that EBITDA for 2006 is $252,000,000, then Executive shall be entitled to receive a Special Bonus equal to $2,164,000. This amount is determined as follows:

$1,800,000 + (($252,000,000-$200,000,000)/($300,000,000-$200,000,000) *

($2,500,000-$1,800,000))=$2,164,000.

4.	Assuming that EBITDA for 2007 is $285,000,000, then Executive shall be entitled to receive a Special Bonus equal to $2,520,000. This amount is determined as follows:

$1,800,000 + (($285,000,000-$225,000,000)/($325,000,000-$225,000,000) *

($3,000,000-$1,800,000))=$2,520,000

5.	Assuming that EBITDA for 2008 is $325,000,000, then Executive shall be entitled to receive a Special Bonus equal to $3,500,000. This amount is determined as follows:

$2,500,000 + (($325,000,000-$250,000,000)/($400,000,000-$250,000,000) *

($4,500,000-$2,500,000)) = $3,500,000

6.	Assuming that EBITDA for 2009 is $425,000,000, then Executive shall be entitled to receive a Special Bonus equal to $3,812,500. This amount is determined as follows:

$2,800,000 + (($425,000,000-$350,000,000)/$550,000,000-$350,000,000) *

($5,500,000-$2,800,000)) = $3,812,500

7.	Assuming that EBITDA for 2010 is $425,000,000, then Executive shall be entitled to receive a Special Bonus equal to $ 3,950,000. This amount is determined as follows:

$3,100,000 + $((425,000,000-$375,000,000)/$575,000,000-$375,000,000) *

($6,500,000-$3,100,000)) = $3,950,000

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